Exhibit 10.1

AMENDMENT TO
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
FOR
JEFFREY T. ARNOLD

PARTIES:

First Columbia Bank & Trust Co., ("Bank"); and
Jeffrey T. Arnold, ("Executive")

BACKGROUND:

The parties entered into a Supplemental Executive Retirement Agreement (the "Agreement") on December 15, 2010. The Agreement provides for a supplemental retirement benefit to Executive, subject to certain vesting requirements and other specified terms and conditions. The parties have agreed to amend the Agreement to provide for an additional death benefit as provided below.

TERMS; For valuable consideration and intending to be legally bound, the parties agree as follows:

1.           Paragraphs 10 and 11 of the Agreement are hereby renumbered as Paragraphs 11 and 12.  References, if any, to those paragraphs in the Agreement, are hereby amended accordingly.

2.           There is hereby inserted in the Agreement the following Paragraph 10.

10.   Split Dollar Benefit.

10.1.  Death Before Normal Retirement Age.  If Executive dies while actively employed by Bank before reaching the Normal Retirement Age, (defined as attainment of sixty-five years of age) Executive's designated beneficiary shall receive from the Insurer the Split Dollar death benefit described in this Paragraph 10.1.

10.1.1 Amount of Benefit. The Split Dollar death benefit under Paragraph 10.1 is the amount of $444,000. If such death benefit is paid, no Retirement Benefit under this Agreement will be paid.

10.1.2 Payment of Benefit. The Split Dollar benefit shall be paid to the beneficiary by Insurer, as provided in the Policy and in the split agreement and as reflected in the beneficiary designation.

10.2 Death After Normal Retirement Age, But Before Receipt of Retirement Benefits.  If Executive dies after reaching the Normal Retirement Age, but before receiving any Retirement Benefit payments under this Agreement, the Split Dollar death benefit identified in Paragraph 10.1 shall be paid in accordance with Paragraph 10.1.2.  If such death benefit is paid, no Retirement Benefit under this Agreement will be paid.

10.3  Death Following Normal Retirement Age, But After Receipt of Retirement Benefit.  In the event Executive dies after Normal Retirement Age and after the Executive has received any portion of the Retirement Benefit under the Agreement, the Bank shall continue to pay the Retirement Benefit, as provided in Paragraph 2 of the Agreement, and the Executive, the Executive’s estate and the Executive’s beneficiaries shall have no right to receive the Split Dollar death benefit, and all rights under the endorsements with respect thereto shall be terminated.

10.4  Death After Change of Control.  If Executive dies following a Change of Control, but prior to the commencement of the payment of any portion of the Retirement Benefit and provided Executive was actively employed at the time of the Change of Control, Executive’s beneficiary shall be paid the Split Dollar death benefit described in Paragraph 10.1 in accordance with Paragraph 10.1.2.  If such death benefit is paid, no Retirement Benefit under this Agreement will be paid.

10.5  Exclusivity of Benefits.  Under no circumstance shall the Bank be obligated to pay both any portion of the Retirement Benefit and any portion of the Split Dollar death benefit.  Executive acknowledges that receipt of either benefit (the Retirement Benefit or Split Dollar death benefit) precludes receipt of any portion of the other benefit.

10.6  Endorsement.  All death benefits paid under this Agreement shall be in accordance with and as designated by the appended endorsement split dollar agreement.

3.           Except as amended hereby, the Agreement shall continue in full force and effect.

SO AGREED, on this 21st day of December, 2011.

WITNESS:	FIRST COLUMBIA BANK & TRUST CO.

/s/ Leslie A. Chyko	By: /s/ Lance O. Diehl
Chief Executive Officer

/s/ Virginia D. Kocher	/s/ Jeffrey T. Arnold
Executive